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                                                                   EXHIBIT 12.01
                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                        FOR THE YEARS ENDED DECEMBER 31,


(In thousands, except ratio amounts)

                                                             1996         1995         1994         1993         1992
                                                          ----------   ----------   ----------   ----------   ----------
Fixed Charges, as defined:

   Interest on long-term debt .........................   $   14,681   $   13,697   $   14,026   $   14,553   $   12,965
   Amortization of debt discount ......................          285          227          227          220          181
                                                          ----------   ----------   ----------   ----------   ----------
      Total ...........................................   $   14,966   $   13,924   $   14,253   $   14,773   $   13,146
                                                          ==========   ==========   ==========   ==========   ==========
Earnings, as defined:
   Net income .........................................   $   17,202   $    9,935   $   12,093   $   12,150   $   10,218
   Taxes on income ....................................       10,006        6,970        6,503        5,681        5,171
   Fixed charges, as above ............................       14,966       13,924       14,253       14,773       13,146
                                                          ----------   ----------   ----------   ----------   ----------
      Total ...........................................   $   42,174   $   30,829   $   32,849   $   32,604   $   28,535
                                                          ==========   ==========   ==========   ==========   ==========

Ratio of Consolidated Earnings to Fixed Charges .......         2.82         2.21         2.30         2.21         2.17
                                                          ==========   ==========   ==========   ==========   ==========



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